Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” and to the incorporation by reference of our report dated February 25, 2015, with respect to the financial statements of Los Angeles SMSA Limited Partnership included in United States Cellular Corporation’s Annual Report (Form 10-K) for the year ended December 31, 2014, in the Amendment No. 1 to the Registration Statement (Form S-3 No. 333-202271) and related Prospectus of United States Cellular Corporation for the registration of senior and subordinated debt securities.

/s/ Ernst & Young LLP
Certified Public Accountants
Orlando, Florida
May 1, 2015